Exhibit 10.1

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

This First Amendment to Employment Agreement (this “First Amendment”) is made this 26th day of March, 2008, effective March 18, 2008 (the “Effective Date”), by and between Wynn Resorts, Limited (“Employer”) and John Strzemp (“Employee”).

Recitals

Whereas, Employer and Employee are party to that certain Employment Agreement dated as of August 31, 2005 (the “Existing Agreement”); and

Whereas, Employer and Employee have agreed to modify the Existing Agreement as set forth herein.

Now therefore, for and in consideration of the foregoing recitals, and in consideration of the mutual covenants, agreements, understandings, undertakings, representations, warranties and promises hereinafter set forth, and intending to be legally bound thereby, Employer and Employee agree as follows:

1.
Promotion.  As of the Effective Date, Employee has been promoted to Executive Vice President and Chief Administrative Officer of Employer and Section 4 of the Existing Agreement is modified to reflect such change.

2.	Term. Section 6 of the Existing Agreement is modified to provide that the Term shall be extended until March 31. 2009.

3.	Bonus Compensation. Employer has agreed that Employee shall continue his participation in Employer’s Annual Performance Based Incentive Plan for 2008.

4.	Ratification. Other than as modified hereby, the terms and conditions of the Existing Agreement are ratified and confirmed.

In witness whereof, the parties have executed and delivered this First Amendment effective on the Effective Date.

Wynn Resorts, Limited	Employee

By: /s/ Marc D. Schorr	/s/ John Strzemp
Name: Marc D. Schorr	John Strzemp
Title: Chief Operating Officer